Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 9, 2019

among

OCCIDENTAL PETROLEUM CORPORATION,

BASEBALL MERGER SUB 1, INC.

and

ANADARKO PETROLEUM CORPORATION

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1	Surrender and Payment	7
Section 2.2	Fractional Shares	9
Section 2.3	Lost Certificates	10
Section 2.4	Withholding Rights	10

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1	Conduct of the Company	42
Section 5.2	Company Stockholder Meeting; Proxy Material	47
Section 5.3	Resignation of Company Directors	51
Section 5.4	Other Actions	51

ARTICLE VI

COVENANTS OF PARENT

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1	Conditions to the Obligations of Each Party	70
Section 8.2	Additional Conditions to the Obligations of Parent and Merger Subsidiary	70
Section 8.3	Additional Conditions to the Obligations of the Company	71
Section 8.4	Frustration of Closing Conditions	72

ARTICLE IX

TERMINATION

Section 9.1	Termination	72
Section 9.2	Effect of Termination	73

ARTICLE X

MISCELLANEOUS

EXHIBITS

Exhibit A - Form of Certificate of Incorporation of Merger Subsidiary

DEFINED TERMS

Term	Section
Acquisition Proposal	7.8(b)
Affected Employees	6.6(b)
Agreement	Preamble
Alternative Commitment Letter(s)	7.13(d)
Alternative Financing	7.13(d)
Anti-Corruption Laws	3.17(d)(i)
Anti-Discrimination Laws	3.15(i)
Antitrust Laws	7.1(b)(ii)
Bank of America	4.15(a)
Book-Entry Shares	1.4(b)
Brokers and Finders Fees	3.24
Cancelled Shares	1.4(d)
Cap Amount	6.3(d)
Capital Budget	5.1(g)
CERCLA	3.18(b)
Certificate	1.4(b)
Certificate of Merger	1.1(b)
Change in Control	6.6(a)
Change in the Company Recommendation	5.2(a)
Chevron	Recitals
Chevron Agreement	Recitals
Chevron Termination Fee	Recitals
Citi	4.15(a)
Closing	1.1(d)
Closing Date	1.1(d)
Code	1.6(c)
Commitment Letters	4.15(a)
Committed Financing	4.15(a)
Common Shares Trust	2.2(b)
Company	Preamble
Company 10-K	3.7(a)
Company Balance Sheet	3.8
Company Balance Sheet Date	3.8
Company Benefit Plans	3.15(a)
Company By-Laws	3.1
Company Capital Stock	3.5
Company Charter	3.1
Company Common Stock	Recitals
Company Credit Agreement	5.1(l)
Company Deferred Stock Award	1.6(e)
Company Disclosure Schedules	III
Company Environmental Permits	3.18(a)
Company Intellectual Property	3.22(a)
Company Material Adverse Effect	3.1
Company Pension Plan	3.15(e)
Company Preferred Stock	3.5
Company Proxy Statement	3.9(a)
Company PU Award	1.6(c)
Company Recommendation	5.2(f)
Company RS Award	1.6(d)
Company RSU Award	1.6(b)
Company SEC Documents	3.7(a)
Company Securities	3.5

v

Term	Section
Company Stock Option	1.6(a)
Company Stockholder Approval	3.2(a)
Company Stockholder Meeting	5.2(f)
Company Subsidiary Securities	3.6(b)
Confidentiality Agreement	7.3
Contract	3.21(a)
Creditors’ Rights	3.2(a)
De Minimis Inaccuracies	8.2(a)
Debt Commitment Letters	4.15(a)
Debt Fee Letters	4.15(a)
Delaware Court	10.8
DGCL	Recitals
Dissenting Share	1.5
Economic Sanctions/Trade Laws	3.17(d)(ii)
Effect	3.1
Effective Time	1.1(b)
End Date	9.1(b)(i)
Environmental Laws	3.18(b)
Equity Investment	4.15(c)
Equity Purchase Agreement	4.15(c)
ERISA	3.15(a)
ERISA Affiliate	3.15(d)
Excess Shares	2.2(a)
Exchange Act	3.3
Exchange Agent	2.1(a)
Exchange Ratio	1.4(a)
Exchange Ratio Reduction Number	1.4(f)
Exercise Price	1.6(a)
Financial Advisors	3.24
Financing	7.13(g)
Financing Sources	9.2
Foreign Company Benefit Plan	3.15(a)
Form S‑4	4.8(a)
GAAP	3.8
Government Official	3.17(a)
Hazardous Substance	3.18(b)
HSR Act	3.3
Hydrocarbon Contract	3.20(a)
Hydrocarbons	3.20(a)
Indemnified Liabilities	6.3(a)
Indemnified Persons	6.3(a)
Intellectual Property	3.22(a)
Intervening Event	5.2(b)(ii)
Intervening Event Match Period	5.2(b)(ii)
Intervening Event Notice	5.2(b)(ii)
knowledge	3.10(e)
Lien	3.4
Material Contract	3.21(b)
Measurement Date	3.5
Merger	Recitals
Merger Consideration	1.4(a)
Merger Subsidiary	Preamble
MLP	3.6(a)
MLP 10-K	3.7(b)
MLP Balance Sheet	3.8

Term	Section
MLP Common Units	3.6(c)
MLP Partnership Agreement	3.6(c)
MLP Partnership Interests	3.6(c)
MLP SEC Documents	3.7(b)
MLP Securities	3.6(c)
Money Laundering Laws	3.17(d)(iii)
NYSE	1.4(f)
OFAC	3.17(d)(ii)
Operating Partnership	3.6(a)
Option Consideration	1.6(a)
Original Financing Failure	7.13(d)
Parent	Preamble
Parent 10-K	4.6(a)
Parent Balance Sheet	4.7
Parent Balance Sheet Date	4.7
Parent Closing Price	1.6(a)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Disclosure Schedules	IV
Parent Material Adverse Effect	4.1
Parent Measurement Date	4.5
Parent Preferred Stock	4.5
Parent SEC Documents	4.6(a)
Parent Securities	4.5
Parent Stock/Cash Award	1.6(d)
Parent Stock/Cash Unit Award	1.6(b)
PATRIOT Act	7.13(g)
Payor	10.5(c)
Per Share Cash Amount	1.4(a)
Permitted Commitment Reductions	7.13(b)
Person	2.1(c)
Personal Data	3.22(b)
Privacy Policies	3.22(b)
Proceeding	6.3(a)
RCRA	3.18(b)
Recipient	10.5(c)
Release	3.18(b)
Sanctions Target	3.17(d)(iv)
Sarbanes-Oxley Act	3.10(a)
SEC	1.6(g)
Securities Act	3.3
Share Cap	1.4(f)
Significant Subsidiaries	3.6(a)
Subsidiary	3.6(a)
Substantial Detriment	7.1(c)
Substitute Commitment Letter(s)	7.13(c)
Substitute Financing	7.13(d)
Superior Proposal	7.8(b)
Superior Proposal Match Period	5.2(b)(i)
Superior Proposal Notice	5.2(b)(i)
Surviving Corporation	1.1(a)
Tax Proceeding	3.14
Tax Returns	3.14
Taxes	3.14
Termination Fee	10.5(a)(ii)

Term	Section
Transaction Litigation	7.14
Transaction Uses	4.15(g)
Transactions	Recitals
WES GP	3.6(a)
WES GP Interest	3.6(c)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 9, 2019 is by and among Occidental Petroleum Corporation, a Delaware corporation (“Parent”), Baseball Merger Sub 1, Inc., a newly formed Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and Anadarko Petroleum Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation (as defined below) and an indirect, wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of Parent, at a meeting duly called and held on or prior to the date hereof, has unanimously (a) determined that this Agreement and the issuance of the shares of common stock of Parent, par value $0.20 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Common Stock Issuance”) and the other transactions contemplated hereby (the “Transactions”), are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held on or prior to the date hereof, has unanimously (a) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) and (d) resolved (subject to Section 5.2) to recommend the adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of Merger Subsidiary has by unanimous vote (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to the sole stockholder of Merger Subsidiary for adoption thereby and recommended that such sole stockholder approve and adopt this Agreement and the Transactions; and

WHEREAS, prior to the execution and delivery of this Agreement, the Company has paid to Chevron Corporation (“Chevron”) the $1,000,000,000 termination fee (the “Chevron Termination Fee”) payable pursuant to Section 9.1(f) and Section 10.5(iii) of the Agreement and Plan of Merger, dated as of April 11, 2019 (the “Chevron Agreement”), by and among Chevron, a Delaware corporation, Justify Merger Sub 1 Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Chevron, Justify Merger Sub 2 Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Chevron, and the Company.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1   The Merger.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be an indirect, wholly-owned subsidiary of Parent.

(b)     On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and is specified in the Certificate of Merger (the “Effective Time”).

(c)     From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

(d)     The closing of the Merger (the “Closing”) shall take place (i) at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.2   Certificate of Incorporation and By-Laws of the Surviving Corporation.  Subject to Section 6.3:

(a)     At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Subsidiary as set forth in Exhibit A, except for Article FIRST thereof which shall be amended to read as follows: “The name of the corporation (hereinafter called the “Corporation”) is Anadarko Petroleum Corporation.”

(b)     The by-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended or changed as provided therein or by the DGCL, except that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation.

Section 1.3   Directors and Officers of the Surviving Corporation.  The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4   Effect on Capital Stock.

(a)     At the Effective Time, subject to the other provisions of Articles I and II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 1.4(d) and except for any Dissenting Shares or any shares of Company Common Stock covered under Section 1.6) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”): (x) $59.00 in cash, without interest (as may be adjusted pursuant to Section 1.4(f), the “Per Share Cash Amount”) and (y) 0.2934 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (as may be adjusted pursuant to Section 1.4(f), the “Exchange Ratio”).

(b)     From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated shares represented by book-entry (“Book-Entry Shares”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends or other distributions with a record date prior to the Effective Time which have been declared by the Company in accordance with this Agreement and which remain unpaid at the Effective Time, and any dividends and other distributions in accordance with Section 2.1(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2.

(c)     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.4 shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Exchange Ratio.

(d)     At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Subsidiary or the Company or any of their respective direct or indirect wholly-owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 1.4(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to a Company Benefit Plan (as such term is defined in Section 3.15).

(e)     At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f)     If the Merger would otherwise result in the issuance of shares of Parent Common Stock (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 1.6) in excess of 19.99% of the outstanding shares of Parent Common Stock immediately prior to the Closing (the "Share Cap"), the Exchange Ratio shall be reduced by the smallest number (rounded up to the nearest 0.0001) that causes the total number of shares of Parent Common Stock (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 1.6) issuable in the Merger to not exceed the Share Cap (the “Exchange Ratio Reduction Number”), and the Per Share Cash Amount shall be increased by an amount in cash equal to (x) the Exchange Ratio Reduction Number multiplied by (y) the closing price per share of the Parent Common Stock on the New York Stock Exchange (the “NYSE”) on the last trading day immediately preceding the Closing Date.

Section 1.5   Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares (a) affirmatively withdraws his demand for appraisal of such Dissenting Shares under the circumstances permitted by and in accordance with the DGCL, (b) fails to establish his entitlement to appraisal rights as provided in the DGCL or (c) takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Effective Time, each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or any written threats thereof, any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, offer to settle, approve the withdrawal of any claim or agree to any of the foregoing with respect to Dissenting Shares, in each case, without the written consent of Parent.

Section 1.6   Stock Options and Equity Awards.

(a)     At the Effective Time, (x) each option to purchase shares of Company Common Stock, whether or not vested or exercisable (each, a Company Stock Option”), that is outstanding immediately prior to the Effective Time and that has an exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (the “Exercise Price”) less than the Option Consideration (as defined below) shall, without any further action on the part of the holder thereof, be cancelled and converted at the Effective Time into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (I) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (II) the excess of the Option Consideration over the Exercise Price of such Company Stock Option; and (y) each Company Stock Option that is outstanding immediately prior to the Effective Time and that has an Exercise Price equal to or greater than the Option Consideration shall be cancelled and terminated at the Effective Time, without any payment in respect thereof.  At the Effective Time, each holder of a Company Stock Option shall cease to be a holder of Company Stock Options, such holder’s name shall be removed from the applicable register, and all award agreements relating to the Company Stock Options shall be terminated and be of no further force and effect.  Promptly after the Effective Time (but in any event not later than the second payroll date following the Effective Time), the Surviving Corporation shall pay to holders of Company Stock Options, through the Surviving Corporation’s payroll systems, any amounts due pursuant to this Section 1.6(a), subject to Section 2.4.  For purposes of this Section 1.6, “Option Consideration” means the U.S. dollar amount, rounded to the nearest whole cent, equal to the sum of (A) the product of the Exchange Ratio and the closing price per share of the Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date (the “Parent Closing Price”) plus (B) the Per Share Cash Amount.

(b)     At the Effective Time, each award of restricted stock units that corresponds to shares of Company Common Stock (each, a “Company RSU Award”) that is outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company RSU Award with respect to Company Common Stock and be converted into a restricted stock and cash unit award of Parent (a “Parent Stock/Cash Unit Award”), with respect to both (i) the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (y) the Exchange Ratio and (ii) the U.S. dollar amount (rounded to the nearest whole cent) determined by multiplying (1) the number of shares described in clause (x) above by (2) the Per Share Cash Amount.  Such converted award shall, except as set forth in this Section 1.6(b), continue on the same terms and conditions as were applicable under such Company RSU Award immediately prior to the Effective Time, including any provisions for acceleration of vesting.  Any amount delivered upon any settlement date of a Parent Stock/Cash Unit Award shall be in shares of Parent Common Stock and cash in the same proportion as clauses (i) and (ii) above.

(c)     At the Effective Time, each performance unit (a “Company PU Award”) that was granted under any Company Benefit Plan and that is outstanding as of the Effective Time, whether or not vested, shall immediately vest, shall cease to represent a Company PU Award with respect to Company Common Stock and shall thereafter represent the right to receive, at the earliest date that would not result in the imposition of any Tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), an amount in cash equal to the product of (i) 200% of the target number of shares of Company Common Stock subject to such Company PU Award and (ii) $76.00, less applicable Tax withholdings in accordance with Section 2.4.

(d)     At the Effective Time, each award of shares of restricted Company Common Stock (each, a “Company RS Award”) granted under any Company Benefit Plan, outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company RS Award with respect to Company Common Stock and be converted into a restricted stock and cash award of Parent (a “Parent Stock/Cash Award”), with respect to both (i) the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RS Award immediately prior to the Effective Time by (y) the Exchange Ratio and (ii) the U.S. dollar amount (rounded to the nearest whole cent) determined by multiplying (1) the number of shares described in clause (x) above by (2) the Per Share Cash Amount.  Such converted award shall, except as set forth in this Section 1.6(d), continue on the same terms and conditions and be subject to the same restrictions as were applicable under such Company RS Award immediately prior to the Effective Time, including any provisions for acceleration of vesting.

(e)     At the Effective Time, each deferred stock award granted or deferred under any Company Benefit Plan (each, a “Company Deferred Stock Award”) granted to a non-employee member of the Company’s Board of Directors that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, within five Business Days following the Effective Time, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Deferred Stock Award immediately prior to the Effective Time. Notwithstanding the foregoing, with respect to any Company Deferred Stock Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, and that is not permitted to be paid as described in the immediately preceding sentence without triggering a Tax under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Benefit Plan and award agreement that will not trigger a Tax under Section 409A of the Code.

(f)     Prior to the Effective Time, the Board of Directors of the Company and/or the Compensation and Benefits Committee of the Board of Directors of the Company shall (i) adopt resolutions approving the treatment of the Company equity awards pursuant to the terms of this Section 1.6 and (ii) take all actions to ensure that, following the Effective Time, no holder of a Company Stock Option, Company RSU Award, Company PU Award, Company RS Award or Company Deferred Stock Award or other employee, consultant, officer or director will have any right under any Company Benefit Plan to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, the Surviving Corporation or any respective Subsidiary thereof.

(g)     (i) Parent shall take all corporate action necessary to assume as of the Effective Time the Company’s obligations under the Company RSU Awards, Company PU Awards and Company RS Awards and reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.6. (ii) As soon as practicable after the Effective Time and in any event no later than five days after the Effective Time, Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Parent Common Stock subject to the applicable equity-based awards described in this Section 1.6 and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such equity-based awards remain outstanding.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1   Surrender and Payment.

(a)     Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares representing shares of Company Common Stock. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.
(b)     Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.4 and (B) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.4 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.2 and dividends and other distributions pursuant to Section 2.1(f). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)     If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Delivery of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
(d)     After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
(e)     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, authority or entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)     No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.1. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)     The Exchange Agent shall invest the aggregate cash portion of the Merger Consideration delivered by Parent pursuant to Section 2.1(a) as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid promptly to Parent. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.1 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

Section 2.2   Fractional Shares.

(a)     No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2 and subject to the provisions of Section 2.1, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.1(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates or Book-Entry Shares pursuant to Section 2.1(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b)     The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.
(c)     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.1.

Section 2.3   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.4    Withholding Rights.  Each of the Company, the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to Articles I and II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the Company, the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and paid over to the applicable governmental body, agency, authority or entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents or the MLP SEC Documents (as hereinafter defined) filed or furnished prior to the date hereof (excluding any disclosures in such Company SEC Documents or MLP SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 3.1   Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse

Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any changes in general United States or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.15(g) (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which Parent has requested in writing, (G) changes in applicable law or regulation or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of the Company’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Company Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionate to the impact on other similarly situated entities, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-Laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-Laws”).

Section 3.2   Corporate Authorization.

(a)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b)     The Board of Directors of the Company, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of Company Common Stock and (iv) resolved (subject to Section 5.2) to recommend the adoption of this Agreement by the holders of Company Common Stock.

Section 3.3   Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (e) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (f) the appropriate filings and approvals under the rules of the NYSE and (g) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.4   Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3, (a) contravene or conflict with the Company Charter or the Company By-Laws or the organizational documents of any Company Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.14) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business. To the Company’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by the Company of the Merger and the Transactions.

Section 3.5   Capitalization.  The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). As of May 2, 2019 (the “Measurement Date”), there were outstanding (i) 502,052,625 shares of Company Common Stock (including 4,536,604 shares covered by Company RS Awards), (ii) no shares of Company Preferred Stock and (iii) no other shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Measurement Date, there were outstanding (A) Company Stock Options to purchase 6,064,195 shares of Company Common Stock, (B) Company RSU Awards with respect to 1,242,041 shares of Company Common Stock, (C) Company PU Awards with respect to 1,359,839 shares of Company Common Stock (assuming such Company PU Awards were earned at target level of performance) and (D) Company Deferred Stock Awards with respect to 310,374 shares of Company Common Stock. Except as set forth in this Section 3.5 and except for changes since the close of business on the Measurement Date resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company and (b) (1) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Company Securities”). Except as permitted by Section 5.1(e) with respect to any Company Stock Options, Company RSU Awards, Company RS Awards, Company PU Awards and Company Deferred Stock Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.6   Subsidiaries.

(a)     Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. For the avoidance of doubt, for all purposes of this Agreement, the MLP and its Subsidiaries shall be deemed to be Subsidiaries of the Company. The MLP consummated the transactions contemplated by that certain Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018, by and among Western Midstream Partners, LP (formerly known as Western Gas Equity Partners, LP) (the “MLP”), Western Midstream Holdings, LLC (formerly known as Western Gas Equity Holdings, LLC) (“WES GP”), Western Midstream Operating, LP (formerly known as Western Gas Partners, LP) (the “Operating Partnership”), the Company, WGR Asset Holding Company LLC and certain of their affiliates on February 28, 2019 in accordance with the terms thereof as disclosed in the Company SEC Documents and the MLP SEC Documents. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All “significant subsidiaries” (as such term is defined in Section 1.1-02 of Regulation S-X under the Exchange Act) of the Company and all entities listed on Exhibit 21 to the Company 10-K (collectively, and including, for the avoidance of doubt, the MLP, “Significant Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.6(a) of the Company Disclosure Schedules.

(b)     Except for directors’ qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company (other than the MLP and its Subsidiaries) is wholly-owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Significant

Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other indebtedness of any Significant Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. Other than the MLP and the Operating Partnership, no Subsidiary of the Company is, or since January 1, 2016 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of the Company owns any shares of Company Common Stock.

(c)     As of the Measurement Date, the issued and outstanding limited partner interests and general partner interests of the MLP consisted of (i) 452,990,862 “Common Units” (as defined in the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of December 12, 2012, as amended or supplemented from time to time (the “MLP Partnership Agreement”)) (the “MLP Common Units”), (ii) 19,360 unvested awards of phantom units that are outstanding under any employee or director equity plans or arrangements of MLP and (iii) a 0.0% non-economic general partner interest held by WES GP (the “WES GP Interest”). All of the issued and outstanding MLP Common Units have been duly authorized and validly issued and are fully paid (to the extent required by the MLP Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and, except as set forth in the MLP Partnership Agreement, free of preemptive rights. WES GP is a wholly-owned Subsidiary of the Company and is the sole general partner of the MLP. WES GP is the sole record and beneficial owner of the WES GP Interest, and such WES GP Interest has been duly authorized and validly issued in accordance with applicable law and the MLP Partnership Agreement. WES GP owns the WES GP Interest free and clear of any Liens. Except (x) as set forth above in this Section 3.6(c) or (y) as otherwise expressly permitted by this Agreement, as of the date of this Agreement, there are no outstanding, and as of the Effective Time there will not be outstanding, (A) any “Partnership Interests” (as defined in the MLP Partnership Agreement) (the “MLP Partnership Interests”) or

other equity or voting securities of the MLP, (B) (1) options, warrants or other rights to acquire from the MLP any Partnership Interests, voting securities or other ownership interests in, or any securities convertible into or exchangeable for MLP Partnership Interests, voting securities or ownership interests in, the MLP or (2) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to MLP Partnership Interests or other equity or voting securities of the MLP, obligating the MLP to issue, transfer or sell any MLP Partnership Interests or other equity or voting securities of the MLP, or any securities convertible into or exchangeable for MLP Partnership Interests or other equity or voting securities of the MLP, or obligating the MLP to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, or other agreement, arrangement or commitment or (C) bonds, debentures, notes or other debt of the MLP that are linked to, or the value of which is in any way based upon or derived from, the value of the MLP or any part thereof, or any dividends or other distributions declared or paid on any WGP Partnership Interests, capital stock of, or other equity or voting interests in, the MLP, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which unitholders of the MLP may vote (the items in the foregoing subclauses (A), (B) and (C) being referred to collectively as “MLP Securities”). Except as required by the terms of the MLP Partnership Agreement in effect as of the date hereof or amended as to the extent permitted by Section 5.1, there are no outstanding obligations of the MLP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any MLP Securities. Each Subsidiary of the MLP is wholly-owned by the MLP.

Section 3.7   SEC Filings.

(a)     The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2017 and 2018, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2017 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2017 (the documents referred to in this Section 3.7(a) being referred to collectively as the “Company SEC Documents”). The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2018 is referred to herein as the “Company 10-K.”

(b)     The Company has made available to Parent (i) the annual reports on Form 10-K for the MLP and the Operating Partnership for the fiscal years ended December 31, 2017 and 2018, (ii) the proxy or information statements relating to meetings of, or actions taken without a meeting by, the unitholders of the MLP and the Operating Partnership held since December 31, 2017 and (iii) all of the other reports, statements, schedules and registration statements filed by the MLP and the Operating Partnership with the SEC since December 31, 2017 (the documents referred to in this Section 3.7(b) being referred to collectively as the “MLP SEC Documents”). The MLP’s annual report on Form 10-K for its fiscal year ended December 31, 2018 is referred to herein as the “MLP 10-K.”

(c)     As of its filing date, each Company SEC Document and MLP SEC Document complied as to form in all material respects with the applicable requirements of the

Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(d)     As of its filing date, each Company SEC Document and MLP SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)     Each registration statement, as amended or supplemented, if applicable, filed by the Company or the MLP since January 1, 2017, pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)     Each of the Company and the MLP has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2017.

Section 3.8   Financial Statements.  The audited consolidated financial statements of the Company and the MLP (including any related notes and schedules) included in their annual reports on Form 10-K referred to in Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries or the MLP and its consolidated Subsidiaries, as applicable, as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company, as of December 31, 2018, set forth in the Company 10-K and “Company Balance Sheet Date” means December 31, 2018. For purposes of this Agreement, “MLP Balance Sheet” means the consolidated balance sheet of the MLP, as of December 31, 2018, set forth in the MLP 10-K.

Section 3.9   Disclosure Documents.

(a)     Neither the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

(b)     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S‑4 (as defined in Section 4.8(a)) or any amendment or supplement thereto will, at the time the Form S‑4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.10   Controls and Procedures.

(a)     Each of the principal executive officer and the principal financial officer of the Company and the MLP, as applicable (or each former principal executive officer and former principal financial officer of the Company and the MLP, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the MLP SEC Documents, as applicable. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)     Each of the Company and the MLP has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company and the MLP, as applicable, in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for the Company’s or the MLP’s, as applicable, auditors any material weaknesses in internal controls. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company and of the MLP that have been made in writing from January 1, 2017 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date hereof.

(c)     The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements or the MLP’s financial statements. The Company’s management and the MLP’s management (as applicable), with the participation of the Company’s (or the MLP’s, as applicable) principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such internal controls were effective using the framework specified in the Company 10-K or the MLP 10-K, as applicable.

(d)     No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2017.

(e)     Since January 1, 2017, neither the Company nor any of its Subsidiaries (including the MLP) nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. For purposes of this Agreement, “knowledge” means, with respect to the Company or Parent, the actual knowledge of any individual identified as an executive officer of such party in the Form 10-K filed most recently by such party with the SEC.

Section 3.11   Absence of Certain Changes.

(a)     From the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)     From the Company Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 3.12   No Undisclosed Material Liabilities. As of the date hereof, there are no material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)     liabilities disclosed or provided for in the Company Balance Sheet, the MLP Balance Sheet or the notes thereto;

(b)     liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(c)     liabilities disclosed in the Company SEC Documents or the MLP SEC Documents filed prior to the date of this Agreement;

(d)     liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)     liabilities under this Agreement.

Section 3.13   Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.14  Taxes.  Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns that have been so filed, and, as of the time of filing, the Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim (each, a “Tax Proceeding”) now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return; (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent; (vii) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement; (viii) neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries; (ix) neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the tax laws of any state, local, or foreign jurisdiction; (x) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries; (xi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treas. Reg. section 1.6011-4(b)(2); (xii) there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries; and (xiii) no claim has been made in the last three years by an authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental body, agency, authority or entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15   Employee Benefit Plans; Employment.

(a)     The Company has provided Parent with a list (set forth in Section 3.15(a) of the Company Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee or former employee of the Company or any Company Subsidiary, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its Subsidiaries and covers any employee or director or former employee or director of the Company or any of its Subsidiaries; provided, however, that such list need not include any Company Benefit Plan that constitutes a Foreign Company Benefit Plan (as defined below). The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a “multiemployer plan,” as defined in section 3(37) of ERISA, but including Foreign Company Benefit Plans) are referred to collectively herein as the “Company Benefit Plans.” “Foreign Company Benefit Plan” means any Company Benefit Plan primarily maintained for the benefit of employees and former employees in jurisdictions other than the United States. To the extent practicable, the Company shall have provided and delivered to Parent a list of Foreign Company Benefit Plans within thirty (30) days following the date hereof.

(b)     The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan, other than any Foreign Company Benefit Plan, (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required. The Company shall have made available to Parent no later than thirty (30) days following the date hereof true, complete and correct copies of each Foreign Company Benefit Plan (or, in the case of any unwritten Foreign Company Benefit Plan, a description thereof) and any amendments thereto.

(c)     Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan.

(d)     (i) Neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an “ERISA Affiliate”) has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

(e)     All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Company Benefit Plans (each, a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Neither the Company nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f)     The Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state law).

(g)     The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable law, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, consultant or officer or trigger any other material obligation pursuant to any Company Benefit Plan, except as expressly provided in this Agreement. Section 3.15(g) of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Parent.

(h)     Except as disclosed on Section 3.15(a) of the Company Disclosure Schedules, Section 5.01 of the Company Disclosure Schedules or Section 6.6(e) of the Company

Disclosure Schedules, there has been no amendment to, written interpretation by the Company, or adoption of, any Company Benefit Plan (other than a Foreign Company Benefit Plan) which would increase materially the expense of maintaining the Company Benefit Plans above the level of expense incurred in respect thereof for the twelve (12) months ended on the Company Balance Sheet Date.

(i)                Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all collective bargaining agreements and all applicable Federal, state and local laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination laws, rules and regulations (collectively, “Anti-Discrimination Laws”). Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor is the Company or any of its Subsidiaries involved in or, to the Company’s knowledge, threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

(j)                No Company Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

Section 3.16   Compliance with Laws.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 2017, violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

Section 3.17   Regulatory Matters.

(a)            Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2016, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent, or any other person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent or any other person acting on behalf of the Company or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a governmental body, agency, authority or entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and

Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)             Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of the Company, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2016 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on since January 1, 2016, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea, the Crimea region of Ukraine or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c)            Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2016 (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any agents, representatives, or any other person acting on behalf of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d)               For purposes of this Agreement:

(i)              “Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(ii)         “Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting certain countries, territories, entities or persons. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii)         “Money Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(iv)            “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (1) or person in clause (2) above.

Section 3.18   Environmental Matters.

(a)            Except as set forth in the Company SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court, governmental body, agency, authority or tribunal against the Company or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws; (iii) (x) the Company and each of its Subsidiaries have obtained and have been and are in compliance with all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental bodies, agencies and authorities required under Environmental Laws for the conduct of their respective businesses (the “Company Environmental Permits”) and (y) all Company

Environmental Permits are in full force and effect, and the Company has no notice or knowledge that such Company Environmental Permits will not be renewed in the ordinary course after the Effective Time; (iv) no governmental body, agency or authority has begun, or to the knowledge of the Company, threatened in writing to begin, any action to terminate, cancel or reform any Company Environmental Permit; (v) to the knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from properties owned or leased by the Company or any Subsidiary that require investigation, control, monitoring, removal or remediation under Environmental Laws; (vi) there are no liabilities of the Company or any of its Subsidiaries arising out of any Environmental Law, whether accrued, contingent, absolute, or determined, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and (vii) there has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2017 of which the Company has knowledge in relation to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Parent prior to the date hereof.

(b)          For purposes of this Section 3.18, the term “Environmental Laws” means federal, state, provincial, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “contaminant” or words of similar meaning or import, including petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

Section 3.19   Title to Properties.  Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of its Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.20   Hydrocarbon Contracts.

(a)            Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (i) the Hydrocarbon Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid; (iii) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant thereto; (iv) none of the Company or any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (v) to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder. The term “Hydrocarbon Contract” means a material Hydrocarbon production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time. The term “Hydrocarbon Contract” also includes any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Company or any of its Subsidiaries is a party. The term “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous.

(b)            Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Hydrocarbon Contracts, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Hydrocarbon Contracts.

Section 3.21   Material Contracts.

(a)            Except for this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (“Contract”) that:

(i)          would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)        includes any continuing or other contingent payment obligations (including any “earn-out” or indemnification obligations) arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries of any business which payment obligations are or would reasonably be expected to be material to the Company;

(iii)      (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries;

(iv)       (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $100 million or (B) is a guarantee by the Company or any of its Subsidiaries of such indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company in excess of $100 million;

(v)          grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any person (other than the Company, a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of the MLP) with respect to any asset that is material to the Company;

(vi)       was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;

(vii)      limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(viii)    is a material partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 15% or more and has invested or is contractually required to invest in excess of $100 million, other than with respect to any wholly-owned Subsidiary of the Company or wholly-owned Subsidiary of the MLP;

(ix)       relates to the acquisition or disposition of any business or assets (other than the purchase and sale of crude oil and products in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has any liability in excess of $100 million in any transaction or series of related transactions;

(x)                 (A) is a material joint operating agreement (JOA) or (B) defines any material area of mutual interest (AMI); or

(xi)               is a Contract required to be set forth on Section 3.21(a)(xi) of the Company Disclosure Schedules.

(b)           Each such Contract described in clauses (i) through (x) above is referred to herein as a “Material Contract”. Each Material Contract is a valid and legally binding obligation of the Company and its Subsidiaries as applicable and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A copy of each Material Contract has previously been delivered to Parent.

Section 3.22   Intellectual Property.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries possess the valid right to use, license and enforce all patents, patent rights, trademarks, trade names, trade dress, service marks, Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, “Intellectual Property”) that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”); (ii) to the knowledge of the Company, since January 1, 2017, the conduct of the business of the Company and its Subsidiaries and use of the Company Intellectual Property does not and has not infringed upon or otherwise violated any Intellectual Property rights of any other Person; (iii) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and its Subsidiaries in the Company Intellectual Property; (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Intellectual Property; (v) to the knowledge of the Company, no Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property; and (vi) the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in Company Intellectual Property.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2017, experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have complied in all material respects with all applicable laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable law and that is regulated by such applicable law (collectively, “Personal Data”) and neither the Company nor any of its Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable law or the Privacy Policies.

Section 3.23   Confidentiality and Other Agreements.  None of the confidentiality agreements or standstill agreements the Company has entered into with any third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries.

Section 3.24   Brokers; Financial Advisors.  No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C. and Goldman Sachs & Co. LLC (the “Financial Advisors”) and Jeffries LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission (collectively, “Brokers and Finders Fees”) in connection with the Merger as a result of being engaged by the Company or any Subsidiary or affiliate of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 3.25   Opinions of Financial Advisors.  The Company has received the opinion of each of the Financial Advisors to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of the shares of Company Common Stock is fair to the Company’s stockholders from a financial point of view.

Section 3.26   Takeover Statutes.  The Board of Directors of the Company has taken the necessary action to render Section 203 of the DGCL, any other potentially applicable antitakeover or similar statute or regulation and the provisions of Article NINTH of the Company Charter inapplicable to this Agreement and the transactions contemplated hereby.

Section 3.27   Termination of Chevron Agreement.  Prior to the execution and delivery of this Agreement, (a) the Chevron Agreement has been duly and validly terminated in accordance with its terms and (b) the Company has paid to Chevron the Chevron Termination Fee pursuant to the Chevron Agreement by wire transfer of immediately available funds and the Company has paid no other termination fee to Chevron and has no other liability or obligation under the Chevron Agreement, including with respect to the payment of any other termination fees or any other fees and expenses.  As of the date of this Agreement, the Company has not received notice of any breach of the Chevron Agreement.

Section 3.28   No Additional Representations.

(a)             Except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Subsidiary in Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that, except as disclosed (i) in the Parent SEC Documents (as hereinafter defined) filed or furnished prior to the date hereof (excluding any disclosures in such Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1   Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Parent Material Adverse Effect: (A) any changes in general United States or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Parent and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 4.4 (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which the Company has requested in writing, (G) changes in applicable law or regulation or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of Parent’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Parent Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), to the extent the impact on Parent and its Subsidiaries, taken as a whole, is disproportionate to the impact on other similarly situated entities, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered to the Company true and complete copies of Parent’s and Merger Subsidiary’s certificate of incorporation and by-laws as currently in effect.

Section 4.2   Corporate Authorization.

(a)              The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to Creditors’ Rights. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)              The Board of Directors of Parent, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the issuance of Parent Common Stock pursuant to this Agreement and the other Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) approved and declared advisable this Agreement and the Transactions.

(c)          The Board of Directors of Merger Subsidiary has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) submitted this Agreement to the sole stockholder of Merger Subsidiary for adoption thereby and recommended that such sole stockholder approve and adopt this Agreement and the Transactions.

Section 4.3   Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NYSE and (g) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.4   Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable law or the rules of the NYSE to effect the transactions contemplated by this Agreement. To Parent’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Parent or Merger Subsidiary of the Merger and the Transactions.

Section 4.5   Capitalization. The authorized capital stock of Parent consists of 1,100,000,000 shares of Parent Common Stock, and 50,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on April 30, 2019 (the “Parent Measurement Date”), there were outstanding (i) 748,020,282 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock and (iii) no other shares of capital stock or other voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on the Parent Measurement Date, there were outstanding (A) options to purchase 530,167 shares of Parent Common Stock and (B) other stock-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 6,373,278 shares of Parent Common Stock (assuming performance-based awards were earned at target level of performance). As of the date of this Agreement, except as set forth in this Section 4.5 and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date and except for the shares to be issued in connection with the Merger and except as contemplated by the Equity Investment, there are outstanding (a) no shares of capital stock or other voting securities of Parent, and (b) except for securities issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock-based plans and awards payable in Parent Common Stock, (1) no options, warrants or other rights to acquire from Parent any capital stock or voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent, (2) no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of Parent, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock or voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Parent Securities”). As of the date of this Agreement, except as required by the terms of any employee or director options or other stock based awards or the Equity Investment, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

Section 4.6   SEC Filings.

(a)            Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2017 and 2018, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2017 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2017 (the documents referred to in this Section 4.6(a) being referred to collectively as the “Parent SEC Documents”). Parent’s annual report on Form 10-K for its fiscal year ended December 31, 2018 is referred to herein as the “Parent 10-K.”

(b)            As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c)            As of its filing date, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)             Each registration statement, as amended or supplemented, if applicable, filed by Parent since January 1, 2017 pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)             Parent has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2017.

Section 4.7   Financial Statements. The audited consolidated financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K referred to in Section 4.6 present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent, as of December 31, 2018, set forth in the Parent 10-K and “Parent Balance Sheet Date” means December 31, 2018.

Section 4.8   Disclosure Documents.

(a)           The Registration Statement on Form S‑4 of Parent (the “Form S‑4”) to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)          Neither the Form S‑4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 4.8 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S‑4.

(c)          None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9   Controls and Procedures.

(a)           Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-

Oxley Act with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)             Parent has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Parent’s auditors any material weaknesses in internal controls. Parent has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2017 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

(c)            Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent’s financial statements. Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such internal controls were effective using the framework specified in the Parent 10-K.

(d)              No personal loan or other extension of credit by Parent or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2017.

(e)            Since January 1, 2017, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 4.10   Absence of Certain Changes.

(a)                From the Parent Balance Sheet Date to the date hereof, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)              From the Parent Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.11   No Undisclosed Material Liabilities.  As of the date hereof, there are no material liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)                liabilities disclosed or provided for in the Parent Balance Sheet or the notes thereto;

(b)            liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect;

(c)                liabilities disclosed in the Parent SEC Documents filed prior to the date of this Agreement;

(d)                liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)                liabilities under this Agreement.

Section 4.12   Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.13   Compliance with Laws.  To Parent’s knowledge, neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 2017 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.14          Regulatory Matters.

(a)            Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, since January 1, 2016, (i) none of Parent, any of its Subsidiaries, nor any Parent or Subsidiary director, officer, employee, nor, to the knowledge of Parent, any representative, agent, or any other person acting on behalf of Parent or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of Parent, any of its Subsidiaries nor any Parent or Subsidiary director, officer, employee, nor, to the knowledge of Parent, any representative, agent or any other person acting on behalf of Parent or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting Parent, any Subsidiary of Parent, or any Parent or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of Parent or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)            Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (i) Parent, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of Parent, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2016 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither Parent nor any of its Subsidiaries carries on, or has carried on since January 1, 2016, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea, the Crimea region of Ukraine or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c)            Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, since January 1, 2016 (i) neither Parent nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of Parent, any agents, representatives, or any other person acting on behalf of Parent or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) Parent and its Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) Parent and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

Section 4.15   Financing.

(a)             Parent has delivered to the Company true, complete and correct copies of (i) an executed commitment letter dated as of May 5, 2019 (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letters”) from Bank of America, N.A. (“Bank of

America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (“Citi”), pursuant to which Bank of America and Citi have agreed, subject to the terms and conditions therein, to provide Parent with the debt financing set forth therein in connection with the Merger and the other transactions contemplated hereby and (ii) the executed fee letters referenced therein (together with all exhibits, schedules and annexes thereto, the “Debt Fee Letters”, and together with the Debt Commitment Letters, subject to the last sentence of Section 7.13(c) and the last sentence of Section 7.14(d), the “Commitment Letters”) redacted solely for confidential provisions related to fees, “pricing flex” and other economic terms, none of which (x) subject the funding of the Committed Financing (as defined below) to any additional conditions precedent or (y) could reduce the total amount of the Committed Financing available to Parent on the Closing Date (other than as a result of changes to fees or original issue discount in accordance with the “flex” terms of the Debt Fee Letters) .  Subject to the last sentence of Section 7.13(c) and the last sentence of Section 7.13(d), the debt financing committed pursuant to the Commitment Letters shall be referred to herein as the “Committed Financing”.

(b)              Other than the Commitment Letters, there are no side letters or other agreements, contracts, understandings or arrangements related to the Committed Financing to which Parent or any of its affiliates is a party.

(c)            Parent has delivered to the Company a true, complete and correct copy of an executed securities purchase agreement dated as of April 30, 2019 (together with all exhibits, schedules and annexes thereto, the “Equity Purchase Agreement”) between Parent and Berkshire Hathaway Inc., pursuant to which Berkshire Hathaway Inc. has agreed, subject to the terms and conditions therein, to invest the amount set forth therein in connection with the Merger and the other transactions contemplated hereby (the “Equity Investment”).

(d)             As of the date of this Agreement, the Commitment Letters and the Equity Purchase Agreement are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, and are enforceable in accordance with their terms against Parent and, to the knowledge of Parent, the other parties thereto, subject to Creditors’ Rights.

(e)       As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to the knowledge of Parent, the other parties thereto, under any term or condition of the Commitment Letters or the Equity Purchase Agreement.

(f)      There are no conditions or contingencies relating to the funding of the full amount of the Committed Financing or the Equity Investment other than as set forth in the Commitment Letters or the Equity Purchase Agreement, as applicable, delivered to the Company on the date hereof.  As of the date of this Agreement, Parent has no reason to believe that any of the conditions relating to the funding of the full amount of the Committed Financing or the Equity Investment will not be satisfied at or prior to the Effective Time or that the Committed Financing, the Equity Investment or any other funds necessary to satisfy the Transaction Uses (as defined below) will not be available to Parent at the Effective Time.

(g)       Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters and the Equity Purchase Agreement to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.   Parent has otherwise satisfied all of the other items and conditions required to be satisfied by Parent on or prior to the date of this Agreement pursuant to the terms of the Commitment Letters and the Equity Purchase Agreement that are within its (or any affiliate’s) control.

(h)              Assuming the funding of the full amount of the Committed Financing in accordance with and subject to the satisfaction of the conditions of the Commitment Letters, the aggregate proceeds of the Committed Financing will be sufficient, when taken together with the proceeds of the Equity Investment and cash and marketable securities of Parent to enable Parent at the Closing to pay in cash all amounts required to be paid by Parent and Merger Subsidiary in cash on the Closing Date, including the aggregate cash portion of the Merger Consideration, and all payments, fees and expenses payable by them related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of such date (collectively, the “Transaction Uses”).

(i)                Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Equity Investment, the Committed Financing and the Financing (as defined below)) be a condition to any of Parent’s or Merger Subsidiary’s obligations hereunder.

Section 4.16   Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Subsidiary has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.17   [Reserved]

Section 4.18   Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Subsidiary) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record.

Section 4.19   No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, the Parent

Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article IV, the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)             Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Subsidiary expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Subsidiary or any of their respective representatives. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary acknowledge that, except as expressly provided in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Subsidiary or any of their respective representatives.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.1   Conduct of the Company.  From the date of this Agreement until the Effective Time, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in a manner not involving the entry by the Company or its Subsidiaries into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date hereof, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules, from the date hereof until the Effective Time:

(a)               the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

(b)           the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c)            the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to Company equity awards that are outstanding on the date hereof or are granted in accordance with this clause (c), (ii) if the Effective Time does not occur prior to November 1, 2019, annual grants of Company equity awards (including Company PU Awards) to be made on such date consistent with past practice (including with respect to the review and approval of the Board of Directors of the Company and its Compensation and Benefits Committee, aggregate and per-employee amounts, vesting terms, and other terms and conditions), but subject to the Company disclosing such grants in advance to Parent and consulting in advance with Parent with respect thereto, and (iii) grants of Company equity awards made to directors of the Company and newly hired and promoted employees in the ordinary course of business in accordance with past practice (including with respect to aggregate and per employee amounts), provided, however, that, at Parent’s election, any equity award granted pursuant to clause (ii) or (iii) of this Section 5.1(c), other than any cash-settled Company PU Award, shall be granted in the form of an equivalent cash-settled award;

(d)           the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide, reclassify or otherwise adjust its outstanding shares of capital stock, including any shares of capital stock underlying options or other equity or equity-based awards or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (x) regular quarterly cash dividends or distributions payable by the Company or such Subsidiary consistent with past practice, which, (A) in the case of the Company, will not exceed $0.30 per share of Company Common Stock per fiscal quarter, and (B) in the case of the MLP, may include increases to the extent consistent with financial guidance published prior to the date hereof, and in any case will not include any special dividend, or (y) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; provided, however, that the Company shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(e)              the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of its capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any Company Benefit Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice or (z) in satisfaction of applicable Tax withholdings and/or the exercise price of any Company equity awards;

(f)               the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase shares of Company Common Stock or of any outstanding restricted stock, stock units or stock appreciation rights (which, it is understood, will not limit the administration of the relevant plans in accordance with past practices and interpretations of the Company’s Board of Directors and the Company’s Compensation Committee);

(g)            the Company will not, and will not permit any Subsidiary of the Company to, make or authorize any capital expenditures except in amounts that are not in excess of (A) the aggregate budgeted amount indicated in the capital budget set forth in Section 5.1(g) of the Company Disclosure Schedules (the “Capital Budget”) and (B) with respect to any line item in the Capital Budget, in an amount not to exceed the amount budgeted to such line item by more than the percentage specified therein; provided, however, if the Effective Time does not occur in 2019, with respect to capital expenditures in future periods that are not covered by such Capital Budget, as based on a reasonable extrapolation of permissible expenditures from the Capital Budget; and provided, further, the MLP shall not make or authorize capital expenditures outside the ordinary course of business consistent with past practice;

(h)             the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any Company Benefit Plan existing on the date hereof, or (2) (i) enter into, (ii) adopt, (iii) extend or renew (with respect to clause (iii) only, for a term in excess of one year) (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement except as required by applicable law or the terms of an agreement or arrangement existing on the date hereof or, with respect to individual non-U.S. payroll employees, in the ordinary course of business consistent with past practice or as required by applicable law;

(i)        the Company will not, and will not permit any of its Subsidiaries to, acquire (for cash or other assets) or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (ii) any other assets (including E&P Assets), except, in the case of this clause (ii), the Company and its Subsidiaries shall be permitted to acquire (x) E&P Assets in accordance with Section 5.1(i) of the Company Disclosure Schedules or (y) any non-E&P Assets acquired in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term “E&P Assets” means land and mineral interests or rights therein used for the exploration, development and production of oil and gas and other hydrocarbons;

(j)               notwithstanding anything to the contrary contained herein, the Company will not, and will not permit any of its Subsidiaries to, make any acquisition of any assets, property or securities of any Person if such acquisition would, individually or in the aggregate, reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions;

(k)              except as expressly permitted by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company) except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice and in no event in an amount exceeding $100 million in the aggregate; provided, that, in no event will the Company, directly or indirectly, sell, lease, license, encumber (including by grant of any option thereon) or otherwise dispose of any equity interest in the MLP;

(l)            the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof, (ii) additional borrowings under that certain Credit Agreement, dated as of June 17, 2014, among the Company, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent (as amended from time to time, the “Company Credit Agreement”) or other existing credit facilities of the Company’s Subsidiaries, in each case in accordance with the terms thereof or (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (ii) and (iii) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage) or (B) does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, or (y) subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not otherwise subject under the terms of any indebtedness outstanding as of the date hereof);

(m)         the Company will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement, other than (x) as otherwise expressly contemplated by this Agreement and (y) for purposes of this clause (ii) (except with respect to any Contract of the type set forth in Section 3.21(a)(iii), Section 3.21(a)(v) or Section 3.21(a)(x)(B)), in the ordinary course of business, consistent with past practice; provided, that, the Company will not, and will not permit any of its Subsidiaries to, enter into any Contracts or extensions of existing Contracts relating to the Company’s U.S. offshore business and operations with terms extending beyond December 31, 2019;

(n)         the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case (x) in an amount in excess of $25 million, (y) that is otherwise qualitatively material to the Company or (z) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date; provided, however, that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 7.14;

(o)             except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law, the Company will not, and will not permit any Subsidiary of the Company to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(p)          the Company will not, and will not permit any Subsidiary of the Company to, (i) enter into any joint venture, partnership, participation or other similar arrangement with respect to its U.S.-onshore business and operations other than (x) in the ordinary course of business consistent with past practice and (y) in an aggregate amount of assets contributed by the Company or any of its Subsidiaries not exceeding $100 million, (ii) enter into any joint venture, partnership, participation or other similar arrangement with respect to its U.S.-offshore business and operations or (iii) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments) except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(q)           the Company will not, and will not permit any of its Subsidiaries to, take any action which would limit Parent’s or the Company’s freedom to license, cross-license or otherwise dispose of any Company Intellectual Property;

(r)              except as required by law, the Company will not, and will not permit any of its Subsidiaries to, (i) make, revoke or amend any material election relating to Taxes, including an election under Section 965(h) of the Code or change any of its Tax accounting or procedures currently in effect, (ii) settle any Tax Proceeding or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole (it being understood that the settlement of any Tax Proceeding pending in the United States Tax Court as of the date hereof as to which the Company or any of its Subsidiaries is a party shall be considered material to the Company and its Subsidiaries, taken as a whole);

(s)              except as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits in any material respect the ability of the Company or any Subsidiary of the Company, or would limit in any material respect the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(t)             the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent, materially impede, interfere with or delay the consummation of the Merger and the Transactions;

(u)              the Company will not, and will not permit any of its Subsidiaries (other than the MLP and its Subsidiaries, but subject to the final proviso of this Section 5.1(u)) to, enter into

(A) any new interest rate hedges other than extensions or replacements of existing hedges in the ordinary course of business entered into no earlier than September 1, 2019 or (B) any new commodity hedges; provided that the MLP and its Subsidiaries shall only enter into new interest rate hedges or commodity hedges in the ordinary course of business consistent with past practice;

(v)             the Company will not, and will not permit any of its Subsidiaries to, incur any third party capital in respect of any non-consented AFEs without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(w)             the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

(x)              the Company will not, and will cause its Subsidiaries not to, take any of the actions set forth in Section 5.1(x) of the Company Disclosure Schedules.

Notwithstanding the foregoing, the obligations of the Company and its Subsidiaries under this Section 5.1 to take an action or not to take an action shall only apply (i) to the extent permitted by the organizational documents of the MLP and its Subsidiaries, (ii) to the extent the Company is authorized and empowered to bind the MLP and its Subsidiaries or has the direct or indirect contractual or other legal authority to cause the MLP and its Subsidiaries to take such action or not take such action, as applicable, and (iii) to the extent such action or inaction would not breach any contractual or other duty to the MLP or any of its equity holders.

Section 5.2   Company Stockholder Meeting; Proxy Material.

(a)            Except as permitted by Section 5.2(b) below, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the Merger or the Company Recommendation (as defined in Section 5.2(f) below) (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include (x) any approval or recommendation (or public proposal to approve or recommend) of an Acquisition Proposal by the Board of Directors of the Company or any committee thereof, or (y) any failure by the Company to include the Company Recommendation in the Company Proxy Statement.

(b)

(i)                The Board of Directors of the Company shall be permitted, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of this Section 5.2 or Section 7.8, to not make the Company Recommendation, or to withdraw or modify in a manner adverse to Parent the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 9.1(f), in each case, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that making the Company Recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (a “Superior Proposal Notice”), including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Parent such a notice with respect to any subsequent change in such proposal) and the Company has given Parent at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of three (3) Business Days); and (D) the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.8(b)) at the end of such Superior Proposal Match Period after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to this Section 5.2(b)(i).

(ii)              The Board of Directors of the Company shall be permitted, in response to an Intervening Event occurring after the date of this Agreement and not relating to an Acquisition Proposal, to not make the Company Recommendation or to withdraw or modify in a manner adverse to Parent the Company Recommendation, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel, that making the Company Recommendation or failing to so withdraw or modify the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (an “Intervening Event Notice”), which notice will describe the Intervening Event in reasonable detail, and the Company has given Parent at least five (5) Business Days (as modified, extended or continued by this Section 5.2(b)(ii), the “Intervening Event Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Intervening Event Match Period of three (3) Business Days); and (D) Parent does not make, within the Intervening Event Match Period, a proposal that the Board of Directors of the Company determines in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Company Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Company’s Board of Directors, or the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(iii)          For the avoidance of doubt, without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Section 9.1, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c)            As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S‑4 declared effective under the Securities Act, and for the Company Proxy Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Form S-4 and the Company Proxy Statement will contain such information and disclosure reasonably requested by either Parent or the Company so that the Form S-4 conforms in form and substance to the requirements of the Securities Act and the Company Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S‑4 is declared effective.

(d)            If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by Company for inclusion in the Form S‑4 or the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S‑4 or the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Form S‑4 or the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

(e)              Each of the Company and Parent shall (i) promptly notify the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Form S‑4 and the Company Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S‑4 and the Company Proxy Statement as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

(f)            The Company shall, as promptly as practicable after the Form S‑4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, and the Board of Directors of the Company shall recommend to the Company’s stockholders the adoption of this Agreement (the “Company Recommendation”) and shall include such recommendation in the Company Proxy Statement; provided, however, that the Board of Directors of the Company may fail to make such Company Recommendation or make a Change in the Company Recommendation if permitted by, and in accordance with, Section 5.2(b). Without limiting the generality of the foregoing, but subject to Section 5.2(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 9.1, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2(f) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the Form S‑4 becomes effective and (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 5.2(b)) to obtain the Company Stockholder Approval. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Company Proxy Statement the distribution of which the Board of Directors of the Company has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (B) for an absence of a quorum. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days and in no event may the Company postpone the Company Stockholder Meeting without the written consent of Parent if doing so would require the setting of a new record date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than (x) matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection therewith or (y) with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), matters contemplated to otherwise have been submitted to the stockholders of the Company at the Company’s 2019 annual stockholder meeting) that the Company shall propose to be voted on by the stockholders of the Company at the Company

Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

Section 5.3   Resignation of Company Directors.  In order to fulfill the requirements of Section 1.3, the Company shall (a) cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Subsidiary immediately prior to the Effective Time.

Section 5.4   Other Actions.  Subject to and in accordance with the provisions of Article VII, the Company and Parent shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

ARTICLE VI

COVENANTS OF PARENT

Parent agrees that:

Section 6.1   Conduct of Parent.  From the date of this Agreement until the Effective Time, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 6.1 of the Parent Disclosure Schedules, Parent and its Subsidiaries shall conduct their business in a manner not involving the entry by Parent or its Subsidiaries into lines of businesses that are materially different from the lines of businesses of Parent and its Subsidiaries on the date hereof. Without limiting the generality of the foregoing, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 6.1 of the Parent Disclosure Schedules, from the date hereof until the Effective Time, Parent shall not, nor shall Parent permit any of its Subsidiaries to:

(a)              adopt or propose any change in the certificate of incorporation or by-laws of Parent (other than any certificate of designations adopted in connection with the Equity Investment);

(b)              adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent;

(c)             except as contemplated by the Equity Investment, (i) split, combine, subdivide or reclassify Parent’s outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Parent’s capital stock other than regular quarterly cash dividends payable by Parent consistent with past practice (including increases in such dividends consistent with past practice), and in any case not including any special dividend; provided, however, that Parent shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(d)            acquire (or agree to acquire) any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions; or

(e)             agree or commit to do any of the foregoing.

Section 6.2   Obligations of Merger Subsidiary.  Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.3   Director and Officer Liability.

(a)            Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, other than the MLP and its Subsidiaries, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or of such Subsidiary, as applicable, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual claim (including a claim of a violation of applicable law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent shall cause the Surviving Corporation or such Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.3(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.3(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, an Indemnified Person shall only be entitled to the rights provided in this Section 6.3 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(b)               Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation or its Subsidiaries other than the MLP and its Subsidiaries (and Parent shall not authorize or consent to any such amendment, repeal or other modification of the organizational documents of the MLP or any of its Subsidiaries) in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable law. Parent shall cause the Surviving Corporation and its Subsidiaries other than the MLP and its Subsidiaries to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of such Subsidiaries and any of its or their directors, officers or employees existing immediately prior to the Effective Time.

(c)              To the fullest extent permitted under applicable law, Parent shall cause the Surviving Corporation and each of its Subsidiaries (other than the MLP and its Subsidiaries) to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.3, relating to the enforcement of such Indemnified Person’s rights under this Section 6.3; provided, that, any such Indemnified Person shall only be entitled to the rights provided in this Section 6.3(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(d)              Parent shall cause the Surviving Corporation to put in place, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is reasonably available for the Cap Amount.

(e)            In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.3. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.3. The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, the parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.3, and their heirs and representatives.

Section 6.4   Form S‑4.  Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the SEC under the Securities Act the Form S‑4, and shall use its reasonable best efforts to cause the Form S‑4 to be declared effective by the SEC a sufficient time prior to the Company Stockholder Meeting to allow the Company to mail the Company Proxy Statement to the Company stockholders, as required by the rules and regulations of the SEC, prior to the Company Stockholder Meeting. Parent shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

Section 6.5   Stock Exchange Listing.  Parent shall take all necessary action to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

Section 6.6   Employee Benefits.

(a)             From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, subject to Section 6.6(b) hereof, under the Company Benefit Plans, each as in effect on the date hereof (or as amended to the extent permitted by Section 5.1), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event) exist in respect thereof as of the Effective Time. Parent and the Company hereby agree that the consummation of the Merger shall constitute a “Change in Control” for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.6(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.6(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b)           For a period of one (1) year following the Effective Time, Parent shall continue to provide to each individual who is employed by the Company and the Company Subsidiaries as of the Effective Time who remains employed with Parent or any Subsidiary of Parent (“Affected Employees”), for so long as such Affected Employee remains employed by Parent or any Subsidiary of Parent during such one (1) year period, with: (i) base compensation that is no less favorable than was provided to the Affected Employee immediately before the Effective Time, (ii) short- and long-term incentive compensation opportunities that are no less favorable in the aggregate than were provided to the Affected Employee immediately before the Effective Time and (iii) all other compensation and employee benefits (excluding severance) that are no less favorable in the aggregate than were provided to the Affected Employee immediately before the Effective Time; provided, that for purposes of determining whether such compensation and employee benefits are no less favorable in the aggregate, (x) retention, sale, stay or change in control payments or awards or any similar compensation or benefit, shall not be taken into account, (y) in lieu of equity awards, Parent may substitute other forms of cash-based compensation having substantially equivalent value and equivalent vesting terms and (z) Parent may determine the value of defined benefit pension plan benefits provided immediately prior to the Effective Time in its good faith discretion; provided, however, that defined benefit pension plan benefits shall not be taken into account for purposes of determining under clause (iii) whether compensation and employee benefits are no less favorable in the aggregate for any particular Affected Employee, if Parent provides such Affected Employee with retirement benefits (excluding retiree welfare benefits) that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries (it being understood that an employee of Parent and its Subsidiaries who participates in a frozen defined benefit pension plan shall not be deemed to be similarly situated to an Affected Employee). Notwithstanding the foregoing, the terms and conditions of employment for any Affected Employees who are covered by a collective bargaining agreement, works council agreement, or other contract or agreement with any labor union, works council or other employee representative organization shall be governed by such contract or agreement and the foregoing provisions of this Section 6.6(b) or the provisions of Section 6.6(a), Section 6.6(c) or Section 6.6(d) shall be inapplicable thereto.

(c)            Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accruals under any defined benefit pension or eligibility or benefit accruals under any post-employment or retiree health or welfare plan that, in each case, is not a Company Benefit Plan) under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any Subsidiary (including any predecessor or acquired entity or any other entity for which the Company and its Subsidiaries have given credit for prior service) to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

(d)            Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) for the year in which the Effective Time occurs, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(e)               Parent and the Company agree to the additional items set forth on Section 6.6(e) of the Company Disclosure Schedules.

(f)                Nothing contained in this Section 6.6, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their Subsidiaries, or any of their respective affiliates or (iv) limit the right of Parent or the Company (or any of their Subsidiaries or their respective affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

(g)       As soon as practicable after the date of this Agreement, the Company shall have reasonably cooperated with Parent to provide to Parent such information reasonably requested by Parent to enable Parent to calculate the impact of Sections 280G and 4999 of the Code with respect to the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 7.1   Best Efforts.

(a)            Subject to Sections 5.2, 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall submit the notifications required under the HSR Act relating to the Merger within ten (10) Business Days of the date of this Agreement. Prior to Closing, and subject to applicable laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Merger. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or written materials submitted to, any third party and/or any governmental agency, body, authority or entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any governmental agency, body, authority or entity regarding the Merger, and provide the other party with the opportunity to participate in any meeting with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby; provided that Parent will lead all such processes; but provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement. If either party receives a request for additional information or documentary material from any governmental agency, body, authority or entity with respect to the Merger, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable laws or any request made by any applicable governmental agency, body, authority or entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such governmental agency, body, authority or entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such governmental agency, body, authority or entity; provided that materials provided pursuant to this Section 7.1(a) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(b)             Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c), as applicable:

(i)              each use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)               each use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the Merger (collectively, “Antitrust Laws”) so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries shall, without Parent’s prior written consent, sell, divest, or dispose of any assets, license of any Company Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Company and the Company’s Subsidiaries or any license of Company Intellectual Property or take any other action or commit to take any action that would limit the Company’s, Parent’s or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Company Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(c)              Notwithstanding anything else contained herein, neither the provisions of this Section 7.1 nor any other provision of this Agreement shall be construed to require Parent or any of Parent’s Subsidiaries to undertake (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake) any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean changes or effects which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a Company Material Adverse Effect, at or after the Effective Time; provided that any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries, taken together with all other actions taken pursuant to this Section 7.1, would be reasonably likely, in the aggregate, to have a Company Material Adverse Effect, at or after the Effective Time.

Section 7.2   Certain Filings.  The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, authority or official is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S‑4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3   Access to Information.  From the date of this Agreement until the Effective Time, to the extent permitted by applicable law, the Company and Parent will, during normal business hours and upon reasonable request, (a) give the other party and its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries, (b) furnish to the other party and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that such investigation shall not disrupt the Company’s or Parent’s operations; and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, neither the Company, on the one hand, nor Parent, on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with any third Person. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of March 26, 2019, between Parent and the Company (the “Confidentiality Agreement”). Without limiting the foregoing, from the date of the Agreement to the Effective Time, the Company shall, subject to the terms and limitations of this Section 7.3, cooperate in good faith to provide Parent as promptly as practicable with the information described in Section 7.3 of the Company Disclosure Schedules.

Section 7.4   [Reserved]

Section 7.5   Public Announcements.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 7.5 or any communication plan or strategy previously agreed to by Parent and the Company. For the avoidance of doubt, nothing in this Section 7.5 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby.

Section 7.6   Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.7   Notices of Certain Events.

(a)              Each of the Company and Parent shall promptly notify the other party of:

(i)           any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)          any notice or other written communication from any governmental agency, body, authority or entity in connection with the transactions contemplated by this Agreement; and

(iii)      any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.8   No Solicitation.

(a)          The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, Article NINTH of the Company Charter or Section 203 of the DGCL) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 7.8), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to the Company’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company’s Board of Directors reaffirms the Company Recommendation in such disclosure. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 7.8(b), prior to (but not after) the date of the Company

Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person making a bona fide, written Acquisition Proposal to the Board of Directors of the Company after the date hereof which was not obtained in breach of Section 5.2 or this Section 7.8 and (B) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Board of Directors of the Company concludes in good faith, after (x) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (y) taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b), that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and (2) (x) the Company receives from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (i) no less favorable to the Company and (ii) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement and (y) any information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person. The Board of Directors of the Company shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action.

(b)            In the event that on or after the date of this Agreement the Company receives an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company’s knowledge may be considering making, an Acquisition Proposal, the Company will (A) promptly (and in no event later than twenty-four (24) hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof, (B) keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request and (C) as promptly as practicable (but in no event later than twenty-four (24) hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (whether or not electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date hereof in connection with its consideration of any Acquisition

Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto or without prior notice to Parent disclosing the party and the circumstances, release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Board of Directors of the Company on a confidential basis. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock or the Company’s and its Subsidiaries’ assets on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b)) (i) is more favorable to the Company’s stockholders than the Merger and the Transactions and (ii) constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

(c)           The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.8.

Section 7.9   Takeover Statutes.  If (a) the restrictions on business combinations set forth in Article NINTH of the Company Charter or (b) any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such restriction, statute or regulation on the transactions contemplated hereby.

Section 7.10   Section 16(b).  Each of Parent and the Company shall take all such steps as may be reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11   Coordination of Quarterly Dividends.   Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Company Common Stock and the Parent Common Stock that such holders receive in exchange therefor in the Merger. In addition, and without limiting the requirements of the previous sentence, the Company shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be no later than five (5) Business Days following the one year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Parent’s quarterly dividend has been declared and is a date prior to the Effective Time, then such quarterly dividend declaration date and record date of the Company shall occur no later than such date as is necessary to ensure that holders of Company Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 7.11.

Section 7.12   Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 7.13   Financing.

(a)            The Company and Parent shall cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Company Credit Agreement or any of the Company’s outstanding debt securities in connection with the Merger; provided that (i) none of the Company, its Subsidiaries or their representatives shall be required to execute or deliver, or agree to any change or modification of, any agreement that is effective prior to the Closing or that would be effective if the Closing does not occur, or deliver or cause to be delivered any opinion of counsel in connection therewith and (ii) Parent shall provide a customary indemnity in connection therewith.

(b)            Parent and Merger Subsidiary shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Committed Financing on the terms and conditions set forth in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters until the Merger and the other transactions contemplated by this Agreement are consummated (it being acknowledged that the commitments under the Commitment Letters may be reduced to the extent that Parent receives cash proceeds from any Financing at or prior to the Effective Time, which cash proceeds are (x) segregated and limited in use to the consummation of the Merger and the other transactions contemplated by this Agreement or (y) funded into an escrow account with release provisions not less favorable to Parent than the conditions contained in the Commitment Letters (“Permitted Commitment Reductions”)) and (ii) unless Parent shall have reduced the commitments under the Commitment Letters to zero pursuant to Permitted Commitment Reductions, (x) timely (and in any event by the Effective Time) negotiate and enter into definitive agreements with respect to the facilities contemplated by the Commitment Letters on the terms and conditions set forth therein, (y) satisfy or cause to be waived on a timely basis (and in any event by the Effective Time) all conditions to funding applicable to Parent set forth in the Commitment Letters or such definitive agreements that are within its (or any Affiliate’s) control and otherwise comply with its obligations thereunder and (z) upon the satisfaction or waiver of such conditions, consummate, and cause the Financing Sources to fund, the Committed Financing at the Effective Time (including using reasonable best efforts to enforce all of its rights under the Commitment Letters).

(c)            Nothing herein shall prevent Parent from substituting all or any portion of the Committed Financing provided for in the Commitment Letters with one or more commitments from financial institutions to provide substitute debt financing (i) in an amount, together with any cash and marketable securities of Parent and any then-available Committed Financing, sufficient for Parent and Merger Subsidiary to satisfy the Transaction Uses at the Effective Time, (ii) that does not impose new or additional conditions to the Committed Financing or otherwise expand, amend, modify or waive any conditions to the Committed Financing and (iii) that would not reasonably be expected to (A) make the timely funding of the Committed Financing or the satisfaction of the conditions to obtaining the Committed Financing materially less likely to occur or (B) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the definitive agreements relating thereto (the “Substitute Financing”), and to obtain new financing commitment letter(s) with respect to such Substitute Financing (the “Substitute Commitment Letter(s)”).  Parent shall promptly provide true, complete and correct copies of such Substitute Commitment Letter(s) to the Company.  In the event Substitute Commitment Letter(s) are obtained, the definitions of “Commitment Letters” and “Committed Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such Substitute Commitment Letter(s) and such Substitute Financing contemplated thereby.

(d)                If any portion of the Committed Financing becomes unavailable, and such unavailable amount is reasonably required for Parent and Merger Subsidiary to satisfy the

Transaction Uses at the Effective Time (such event, an “Original Financing Failure”), Parent shall promptly notify the Company in writing of the Original Financing Failure and Parent shall use its reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative financing from alternative sources (i) in an amount, together with any cash and marketable securities of Parent and any then-available Committed Financing, sufficient for Parent and Merger Subsidiary to satisfy the Transaction Uses at the Effective Time, (ii) that does not impose new or additional conditions to the Committed Financing or otherwise expand, amend, modify or waive any conditions to the Committed Financing and (iii) that would not reasonably be expected to (A) make the timely funding of the Committed Financing or the satisfaction of the conditions to obtaining the Committed Financing materially less likely to occur or (B) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the definitive agreements relating thereto (the “Alternative Financing”), and to obtain new financing commitment letter(s) with respect to such Alternative Financing (the “Alternative Commitment Letter(s)”).  Parent shall promptly provide true, complete and correct copies of such Alternative Commitment Letter(s) to the Company.  In the event Alternative Commitment Letter(s) are obtained, the definitions of “Commitment Letters” and “Committed Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such Alternative Commitment Letter(s) and such Alternative Financing contemplated thereby.

(e)              Parent shall not permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Commitment Letters or the Equity Purchase Agreement or any definitive agreement related to the Committed Financing unless (i) such amendment, modification or waiver would not impose new or additional conditions to the Committed Financing or Equity Investment or otherwise expand, amend, modify or waive any conditions to the Committed Financing or the Equity Investment and (ii) such amendment, modification or waiver would not reasonably be expected to (A) make the timely funding of the Committed Financing or the Equity Investment or the satisfaction of the conditions to obtaining the Committed Financing or the Equity Investment materially less likely to occur, (B) reduce the aggregate amount of the Committed Financing or the Equity Investment to an amount, together with the proceeds of the Equity Investment (in the case of a reduction to the Committed Financing) or the Committed Financing (in the case of a reduction to the Equity Investment) and any cash and marketable securities of Parent, less than the amount necessary for Parent and Merger Subsidiary to satisfy the Transaction Uses at the Effective Time or (C) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Equity Purchase Agreement or such definitive agreements.  Parent shall promptly provide true, complete and correct copies of each amendment, modification and waiver to any of the Commitment Letters or the Equity Purchase Agreement or any definitive agreement related to the Committed Financing to the Company.

(f)                Parent shall keep the Company reasonably informed on a timely basis of the status of Parent’s efforts to obtain the Committed Financing and to satisfy the conditions thereof and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Committed Financing.  Parent shall give the Company prompt notice of (x) any material breach or material default by any party to the Commitment Letters, or any definitive agreements related to the Committed Financing, in each case of which Parent becomes aware, (y) actual or, to the knowledge of Parent, threatened in writing withdrawal, repudiation, or termination of any of the

Commitment Letters or such definitive agreements and (z) the receipt of any written notice or other communication, in each case received from any Financing Source with respect to any (1) material breach of Parent’s obligations under the Commitment Letters or definitive agreements related to the Committed Financing, or breach, default, withdrawal, termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Committed Financing, (2) material dispute or disagreement between or among any parties to the Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Commitment Letters, in each case, with respect to the obligation to fund any amount of the Committed Financing to be funded at the Effective Time; or (3) failure or anticipated failure by such Financing Source to fund any part of its commitments under any Commitment Letter or definitive agreement related to the Committed Financing to be funded at the Effective Time; provided that in no event shall Parent be under any obligation to disclose any information pursuant to clauses (1), (2) or (3) that would waive the protection of attorney-client privilege, but Parent shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege.

(g)            From and after the date of this Agreement, and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article IX, the Company shall, and the Company shall cause each of its Subsidiaries (other than the MLP and its Subsidiaries) to, use its and their reasonable best efforts to cause its and their representatives to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably requested by Parent in writing to assist Parent in the arrangement, syndication and consummation of the Committed Financing or other bank financing or capital markets financing entered into to finance the Transaction Uses (the “Financing”), including using reasonable best efforts to (A) cause the management team of the Company to participate in a reasonable number of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case upon reasonable notice and at mutually agreed upon dates and times, (B) reasonably assist Parent and the Financing Sources with their preparation of (1) materials for rating agency presentations and investor  and road show presentations, (2) bank information memoranda (including a public-side version thereof), syndication documents, registration statements, prospectuses, offering memoranda and private placement memoranda and (3) similar documents and materials, in each case necessary, customary or advisable in connection with any portion the Financing to the extent reasonably requested by Parent and limited to information to be contained therein with respect to the Company and its Subsidiaries, (C) subject to customary confidentiality provisions and disclaimers, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities, (D) provide the Financing Sources, at least three business days prior to the closing date of the applicable Financing (to the extent requested in writing at least 10 business days prior to the closing date of the applicable Financing) with all documentation and other information required with respect to the Company and its Subsidiaries by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “PATRIOT Act”) and 31 C.F.R. § 1010.230, and applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, (E) following written request therefor, provide information concerning the Company and its Subsidiaries reasonably necessary for the preparation and completion of the definitive documents governing or relating to the Financing (including any schedules, customary certificates, annexes or exhibits thereto and other pertinent and customary information as Parent shall reasonably request in order to market, syndicate and consummate the Financing), (F) provide (i) audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, equity and cash flows of the Company for each of the three fiscal years most recently ended more than sixty (60) days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of income, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended more than forty (40) days prior to the Closing Date and (iii) other historical financial information regarding the Company and its Subsidiaries reasonably necessary to permit Parent to prepare pro forma financial statements customarily included in marketing and offering documents for an offering of debt securities of Parent on a registration statement filed with the SEC, (G) cause its independent accountants and independent petroleum consultants to provide customary assistance and cooperation reasonably requested by Parent with any offering of debt securities, including (i) providing any necessary written consents to use their audit or other reports relating to financial statements or reserve information of the Company and its Subsidiaries and to be named as an “Expert” in any document related to any applicable Financing and (ii) participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing), (H) cause its independent petroleum consultants to provide any customary letters and consents regarding customary and appropriate reserve information of the Company and its Subsidiaries and (I) cooperate with the Financing Sources’ due diligence, to the extent customary and reasonable.

(h)              Notwithstanding anything to the contrary set forth in this Section 7.13, in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 7.13:

(i)              none of the Company or its Subsidiaries or any of their respective representatives shall be required to provide any cooperation pursuant to this Section 7.13 to the extent such requested cooperation would reasonably be expected to interfere unreasonably with the ongoing business or operations of the Company and its Subsidiaries;

(ii)           none of the Company or its Subsidiaries or any of their respective representatives shall be required to pass resolutions or consents to approve or authorize the execution of the Committed Financing, the Financing or any other cooperation contemplated by this Section 7.13, or execute or deliver any certificate, document, legal opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement in connection therewith, in each case, that (A) is effective prior to the Effective Time or that would be effective if the Effective Time does not occur (other than authorization letters contemplated by Section 7.13(g)(C)) or (B) would be inaccurate in light of the facts and circumstances at the time approved, authorized, executed or delivered, as applicable;

(iii)              none of the Company or its Subsidiaries or any of their respective representatives shall become bound by any terms of the Committed Financing or the Financing prior to the Effective Time;

(iv)            none of the Company or its Subsidiaries or any of their respective representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense for which it has not received simultaneous or prior reimbursement or, with respect to immaterial costs or expenses, for which it is not indemnified by or on behalf of Parent in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 7.13 prior to the Effective Time;

(v)             none of the Company or its Subsidiaries or any of their respective representatives shall be required to disclose or provide any information in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 7.13, the disclosure of which, in the judgment of the Company, is restricted by Contract or applicable law, is subject to attorney-client privilege (except that such person shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege) or could result in the disclosure of any trade secrets or the violation of any confidentiality obligation; provided, in each case, that the Company shall, to the extent practicable and not prohibited by Contract or applicable law, inform Parent promptly of such Contract, law, privilege or potential disclosure or violation;

(vi)             none of the Company or its Subsidiaries or any of their respective representatives shall be required to prepare or deliver (x) any financial information in a form not customarily prepared by the Company or its Subsidiaries in the ordinary course of their business and not readily available to it, (y) any financial information with respect to a fiscal period that has not yet ended or (z) any pro forma financial information or projections;

(vii)          none of the Company or its Subsidiaries or any of their respective representatives shall be required to deliver any legal opinion or negative assurance letter in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 7.13;

(viii)         none of the Company or its Subsidiaries or any of their respective representatives shall be required to take any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective organizational or governing documents, or any applicable law or Contracts;

(ix)           none of the Company or its Subsidiaries or any of their respective representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement;

(x)                none of the Company or its Subsidiaries or any of their respective representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability; and

(xi)              none of the Company or its Subsidiaries, prior to the Effective Time, shall be an issuer or other obligor with respect to the Committed Financing or the Financing.

(i)              Subject to Parent’s indemnification obligations under Section 7.13(j) below, the Company hereby consents to the customary use of its and its Subsidiaries’ marks, designs, names, logos, trademarks, copyrights, service marks and other intellectual property in connection with the Financing; provided that such marks and logos are used solely in a manner that is not intended to or would not reasonably be expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(j)           Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 7.13 (other than arising from fraud or willful misconduct on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 7.13, whether or not the Merger is consummated or this Agreement is terminated.

(k)           The Company agrees that, from and after January 1, 2020 until the Effective Time, none of the Company or any of its Subsidiaries (other than the MLP or its Subsidiaries) shall, without the prior written consent of Parent (not to be unreasonably withheld or delayed), file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future; provided that the foregoing shall not prohibit the Company or its Subsidiaries from filing any Form S-8 registration statement or consummating any transaction under such Form S-8 registration statement.

(l)                All non-public information exchanged pursuant to this Section 7.13 shall be subject to the Confidentiality Agreement.

(m)           Parent and Merger Subsidiary hereby acknowledge and agree that obtaining or consummating any or all of the Committed Financing or Financing is not a condition to the Merger, and that if any of the foregoing is not obtained or consummated, as applicable, Parent and Merger Subsidiary will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Merger.

Section 7.14   Transaction Litigation.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigations, arbitrations or other similar action (including derivative claims) commencing against their respective directors or officers relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”) and shall keep each other informed regarding any Transaction Litigation. The Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall give each other’s advice with respect to such Transaction Litigation reasonable consideration.

None of the Company, Parent or any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1   Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

(a)                this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b)                any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c)                 no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

(d)            the Form S‑4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S‑4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e)                the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2   Additional Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)           (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of the Company set forth in Section 3.11(b) of this Agreement shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of the Company set forth in the first three sentences of Section 3.5 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of the Company set forth in the last sentence of Section 3.4, Section 3.5 (other than the first three sentences thereof) and the first two sentences of Section 3.6(c) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, (D) the representations and warranties of the Company set forth in this Agreement other than those described in the preceding clauses (A)-(C) that are qualified by “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that if all such “Company Material Adverse Effect” qualifications are disregarded and any resulting individual failure of any such representation or warranty to be true and correct at and as of the Closing Date, when aggregated with up to four other (x) individual such failures or (y) individual failures of any representation or warranty of the Company set forth in this Agreement that is not qualified by “Company Material Adverse Effect”, to be true and correct at and as of the Closing Date, would reasonably be expected to have a Company Material Adverse Effect, then the condition set forth in this Section 8.2(a) shall be deemed unsatisfied; and (E) the representations and warranties of the Company set forth in this Agreement other than those described in the preceding clauses (A)-(D) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C), (D) and (E) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C), (D) or (E) as applicable) only as of such date or period. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

(b)            Parent shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) have been satisfied.

Section 8.3   Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)             (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Parent and Merger Subsidiary set forth in Section 4.10(b) of this Agreement shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of Parent and Merger Subsidiary set forth in the first three sentences of Section 4.5 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of Parent and Merger Subsidiary set forth in the last sentence of Section 4.4, Section 4.5 (other than the first three sentences thereof) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, (D) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement other than those described in the preceding clauses (A)-(C) that are qualified by “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that if all such “Parent Material Adverse Effect” qualifications are disregarded and any resulting individual failure of any such representation or warranty to be true and correct at and as of the Closing Date, when aggregated with up to four other (x) individual such failures or (y) individual failures of any representation or warranty of Parent or Merger Subsidiary set forth in this Agreement that is not qualified by “Parent Material Adverse Effect”, to be true and correct at and as of the Closing Date, would reasonably be expected to have a Parent Material Adverse Effect, then the condition set forth in this Section 8.3(a) shall be deemed unsatisfied; and (E) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement other than those described in the preceding clauses (A)-(D) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C), (D) and (E) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C), (D) or (E) as applicable) only as of such date or period.

(b)             The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 8.3(a)(i) and Section 8.3(a)(ii) have been satisfied.

Section 8.4   Frustration of Closing Conditions.  None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval):

(a)               by mutual written consent of the Company and Parent;

(b)               by either the Company or Parent:

(i)                 if the Merger has not been consummated by February 9, 2020 (the “End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 8.1(b) or Section 8.1(c) and (y) all other conditions in Article VIII have theretofore been satisfied or (to the extent permitted by law) waived or are then capable of being satisfied, the End Date will be May 9, 2020; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

(ii)                if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c)            by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 7.1 hereof has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

(d)            by Parent, prior to receipt of the Company Stockholder Approval, if there shall have been a Change in the Company Recommendation, whether or not permitted by the terms hereof (or the Board of Directors of the Company or any committee thereof shall resolve to effect a Change in the Company Recommendation);

(e)              by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(f)            by the Company, in accordance with Section 5.2(b)(i), in order to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that a termination pursuant to this Section 9.1(f) shall not become effective until the Termination Fee has been paid in accordance with Section 10.5(a)(iii).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2   Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4 and Section 10.5 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material and intentional breach by that party of this Agreement. Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company relating to or arising out of this Agreement, the Committed Financing or any other Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company shall have any rights or claims against any Financing Sources hereunder or thereunder.  As used in this Agreement, the term “Financing Sources” means any agent, arranger, lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, the Committed Financing or any other Financing, or any of such Person’s affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

ARTICLE X

MISCELLANEOUS

Section 10.1   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, email or similar writing) and shall be given,

if to Parent or Merger Subsidiary, to:

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046
Attention:             General Counsel, Marcia E. Backus
Email:                       Marcia_E._Backus@oxy.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:              Faiza J. Saeed
George F. Schoen
Allison M. Wein
Facsimile:             (212) 474-3700
Email:                        fsaeed@cravath.com
gschoen@cravath.com
awein@cravath.com

if to the Company, to:

Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
Attention:              General Counsel
Facsimile:             (832) 636-0574
Email:                        Amanda.McMillian@anadarko.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:              Daniel A. Neff
Gregory E. Ostling
Facsimile:             (212) 403-2000
Email:                        DANeff@wlrk.com
GEOstling@wlrk.com

or such other address, email or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email specified in this Section 10.1 and, in the case of a facsimile, the appropriate facsimile confirmation is received and, in the case of an email, (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.1 or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2   Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or any termination of this Agreement.

Section 10.3   Amendments; No Waivers.

(a)               Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any term of the certificate of incorporation of Parent. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 10.11 shall be permitted in a manner adverse to any Financing Source without the prior written consent of the Financing Sources.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4   Expenses.  Except as otherwise specified in Section 10.5 or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with printing, mailing and filing the Registration Statement, all fees paid in respect of HSR in connection with the Merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken pursuant to Section 7.13 or in connection with any financing to be obtained by Parent relating to the Merger shall in each case be borne by Parent.

Section 10.5   Termination Fees.

(a)            If:

(i)                     Parent shall terminate this Agreement pursuant to Section 9.1(d);

(ii)            (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and the Company Stockholder Approval shall not theretofore have been obtained or (C) this Agreement is terminated by Parent pursuant to Section 9.1(e) and the Company Stockholder Approval shall not theretofore have been obtained, and after the date hereof but on or before the date of any such termination an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Company Stockholder Meeting (in the case of a termination contemplated by clause (ii)(A)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (ii)(B) or (ii)(C)); or

(iii)            the Company shall terminate this Agreement pursuant to Section 9.1(f). then in any case as described in clause (i), (ii) or (iii) the Company shall pay (or cause to be paid) to Parent (by wire transfer of immediately available funds), (x) in the case described in clause (i) or (iii), $1,000,000,000 (the “Termination Fee”) not later than the date of termination of this Agreement and (y) in the case described in clause (ii), the Company shall pay (or cause to be paid) an amount equal to the Termination Fee not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by the Company providing for any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within 12 months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%.

(b)           If this Agreement is terminated by the Company pursuant to Section 9.1(e), then Parent shall pay (or cause to be paid) to the Company (by wire transfer of immediately available funds) an amount equal to the Chevron Termination Fee within two Business Days after the date of such termination.

(c)           Each party acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement. Accordingly, if the Company or Parent fails to pay timely any amount due pursuant to this Section 10.5 and, in order to obtain such payment, the other party (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such payment (the “Payor”) for the amount payable to the Recipient pursuant to this Section 10.5, the Payor shall pay to the Recipient its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

Section 10.6   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 10.7   Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law, except that matters relating to claims, controversies, or disputes of any kind or nature against any Financing Sources that are in any way related to this Agreement or the Merger, including any dispute arising out of or relating in any way to any debt financing to be consummated by Parent or any of its Subsidiaries in connection with the Merger, shall be interpreted, construed and governed by and in accordance with the law of the state of New York without regard to the conflict of law principles thereof.

Section 10.8   Enforcement; Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum; provided that the parties, with respect to matters relating to claims, controversies, disputes of any kind or nature against any Financing Sources that is in any way related to this Agreement or the Merger including any dispute arising out of or relating in any way to any Committed Financing to be consummated by Parent or any of its Subsidiaries in connection with the Merger, irrevocably submit exclusively to the jurisdiction of the courts of any federal court sitting in the Borough of Manhattan in The City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in the City of New York), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 10.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

Section 10.9   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10   Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.11   Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except for the provisions of (a) Articles II and III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration), (b) Section 6.3 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives) and (c) Sections 9.2, 10.3, 10.6, 10.7, 10.8 and 10.9 which, to the extent applicable to the Financing Sources, are intended to benefit and be enforceable by the Financing Sources, no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.12   Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.13   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.14   Interpretation.  Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Secretary of State of the State of Delaware is authorized or required by law to be closed or (iii) any day on which the SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract referred to herein means such contract, instrument or law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a person are also to its permitted successors and assigns. The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to the calendar day immediately preceding the date hereof, posted to the data site maintained by the disclosing party or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2016 and prior to the date that was the calendar day prior to the execution of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
	Name:	Vicki Hollub
	Title:	President and Chief Executive Offier

BASEBALL MERGER SUB 1, INC.

By:	/s/ Oscar K. Brown
	Name:	Oscar K. Brown
	Title:	President

ANADARKO PETROLEUM CORPORATION

By:	/s/ R. A. Walker
	Name:	R. A. Walker
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Merger Subsidiary